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EXHIBIT 10.40

CONSENT AND RESALE AGREEMENT

        This Consent and Resale Agreement (the "Agreement") is entered into as of March 25, 2002, by and among Yahoo! Inc., a Delaware corporation ("Yahoo!") and SOFTBANK Corp., a corporation organized under the laws of Japan ("SOFTBANK").

Recitals

        WHEREAS, SOFTBANK may desire to have Yahoo! Japan list the shares of common stock (the "Shares") of Yahoo! Japan Corporation, a corporation formed under the laws of Japan ("Yahoo! Japan"), on the Tokyo Stock Exchange;

        WHEREAS, certain actions necessary for the listing of the Shares on the Tokyo Stock Exchange require the consent of Yahoo! in connection with the Joint Venture Agreement between SOFTBANK and Yahoo! dated April 1, 1996 (the "Joint Venture Agreement");

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

Agreement

1.
Consent to List Shares.    Yahoo!, in its capacity as a shareholder of Yahoo! Japan, hereby agrees, if and when requested by SOFTBANK, to consent to the stock issuance (by stock split, stock dividend or other means) necessary for and in connection with the listing of Yahoo! Japan stock on the Tokyo Stock Exchange.

2.
Resale Restrictions.

        2.1    Transfer Restrictions.    SOFTBANK shall not, and shall not permit its direct or indirect subsidiaries of which SOFTBANK directly or indirectly owns 80% or more of the outstanding shares of capital stock which ordinarily has voting power for the election of directors (or persons performing similar functions) to, sell, transfer, assign, pledge, hypothecate or otherwise dispose of shares of Yahoo! Common Stock (or all or part of the related voting rights thereof) to a third party before March 25, 2004 ("Third Party Transfer") without Yahoo!'s prior written consent unless such Third Party Transfer is a Permitted Transfer (as defined in Section 2.2 hereof). "Yahoo! Common Stock" shall mean common stock of Yahoo!, par value $0.001 per share.

        2.2    Permitted Transfers.    Yahoo! acknowledges and agrees that SOFTBANK and its direct and indirect subsidiaries may transfer shares of Yahoo! Common Stock at any time in a Permitted Transfer. As used herein, "Permitted Transfer" shall mean:

          (A)  any transfer to SOFTBANK or any of its direct or indirect wholly-owned subsidiaries;

          (B)  any transfer (including, without limitation, any transaction in which some or all of the economic risks or benefits associated with the ownership of Yahoo! Common Stock are transferred, whether through the purchase or sale of one or more put or call options, forward sales, equity swaps, other derivative transactions or otherwise) to a broker, dealer, bank, investment company, hedge fund or other financial institution (each, a "Financial Institution") if the transferee has agreed in writing in connection with such transfer (which writing states that such agreement is expressly for the benefit of Yahoo! and which writing is furnished to Yahoo! at or before the time of such transfer) (i) to be bound by the transfer restrictions and other provisions contained in Sections 2, 3, 4, 5, 6, 7, 8 and 9 of this Agreement (except that references to SOFTBANK and its direct and indirect subsidiaries, except in clause (F) of this Section 2.2, shall be changed to references to such transferee and such transferee's direct and indirect subsidiaries, respectively), (ii) to use reasonable efforts to resell such number of such shares of Yahoo! Common Stock so transferred to such transferee during the 90-day period following the date (the "Effective Date")

  on which a resale registration statement filed under the Securities Act covering such shares is declared effective, so that, on the 90th day after the Effective Date, such shares of Yahoo! Common Stock beneficially owned (as that term is used in Rule 13d-3 under the Exchange Act of 1934, as amended ("Rule 13d-3")) by such transferee do not exceed 3% of the then-outstanding shares of Yahoo! Common Stock, and (iii) to beneficially own (as that term is used in Rule 13d-3) such number of such shares of Yahoo! Common Stock as shall constitute no more than 3% of the then-outstanding shares of Yahoo! Common Stock on the 180th day following the Effective Date (provided, that the "90-day period", the "90th day", and the "180th day" in this Section 2.2(B) shall be extended by one day for each day after the Effective Date that such registration statement is not effective and available for resales by such transferee);

          (C)  any bona fide pledge or hypothecation of shares of Yahoo! Common Stock to a Financial Institution (and any transfer to or by the pledgee or holder of the security interest upon any default by the borrower) if the transferee has agreed in writing in connection with such transfer (which writing states that such agreement is expressly for the benefit of Yahoo! and which writing is furnished to Yahoo! at or before the time of such transfer) to be bound by the transfer restrictions and other provisions contained in Sections 2, 3, 4, 5, 6, 7, 8 and 9 of this Agreement (except that references to SOFTBANK and its direct and indirect subsidiaries, except in clause (F) of this Section 2.2, shall be changed to references to such transferee and such transferee's direct and indirect subsidiaries, respectively) and provided that (i) the number of such shares pledged or hypothecated to any single Financial Institution (together with its affiliates) shall not constitute more than 3% of the then-outstanding shares of Yahoo! Common Stock and (ii) the borrower shall, prior to a default in respect of one or more of the obligations secured by such pledge, retain sole voting control over all such pledged shares of Yahoo! Common Stock;

          (D)  any transfer pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), provided that such transfer complies with the manner of sale requirements of Rule 144(f);

          (E)  any transfer made in a Broadly-Distributed Public Offering (as defined below);

          (F)  any sale, transfer, assignment, pledge, hypothecation or other disposition if, after giving effect thereto, SOFTBANK and its direct and indirect wholly-owned subsidiaries collectively have beneficial ownership of and voting control over at least sixty million (60,000,000) shares of Yahoo! Common Stock (subject to appropriate adjustments for stock splits, reverse stock splits, stock dividends and other similar events); and

          (G)  any transfer deemed to occur by operation of law pursuant to any merger to which Yahoo! is a party or any transfer to any third party pursuant to the terms of any tender offer or exchange offer, provided that such tender offer or exchange offer is made for any and all shares of Yahoo! Common Stock.

As used herein, "Broadly-Distributed Public Offering" shall mean any offering and sale of Yahoo! Common Stock in a public offering pursuant to an effective registration statement under the Securities Act if, to SOFTBANK's knowledge (after inquiry of the managing underwriters, if any, of such offering), no person or entity, other than the underwriters (if any), purchases in such offering more than 2% of the then outstanding shares of Yahoo! Common Stock. In connection with any transfer of shares of Yahoo! Common Stock permitted pursuant to clause (B) or (C) of this Section 2.2 otherwise than pursuant to Rule 144 under the Securities Act or in an offering pursuant to an effective registration statement under the Securities Act, Yahoo! agrees to use its commercially reasonable efforts, pursuant to a registration rights agreement mutually acceptable to Yahoo! and SOFTBANK and containing customary terms and conditions, to effect the registration pursuant to the Securities Act of the resale by the transferee of such shares. Except as provided in the immediately preceding sentence,

Yahoo! shall have no obligation hereunder to effect the registration of any securities pursuant to the Securities Act.

        2.3    Prohibited Transfers.    Any sale, transfer, assignment, pledge, hypothecation or other encumbrance or disposition of the Yahoo! Common Stock not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of Yahoo! and shall not be recognized by Yahoo!.

        2.4    Restrictive Legend.    Each certificate for shares of Yahoo! Common Stock subject to this Agreement shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any other restricted securities legends which may be set forth on such certificates):

      "The shares represented by this certificate are subject to restrictions on transferability and resale. They may not be transferred or resold except as permitted under the terms of that certain Consent and Resale Agreement, dated March 25, 2002, by and between Yahoo! Inc. and SOFTBANK Corp."

Yahoo! shall cause new certificates not containing such legend to be issued with respect to any shares of Yahoo! Common Stock transferred in any transaction referred to in clause (D), (E)or (F) of Section 2.2 or upon any foreclosure or sale by a pledgee or holder of a security interest after default by the borrower, in the case of a pledge or hypothecation referred to in clause (C) of Section 2.2 or upon any transaction described in clause (G) of Section 2.2 in which the beneficial owners of Yahoo! common stock immediately before such transaction cease to beneficially own at least a majority of the voting securities of the surviving entity immediately after such transaction, in each case in a timely manner so as to permit the prompt settlement of such transaction, foreclosure or sale.

        3.    Remedies.    Each of SOFTBANK and Yahoo! agrees that the remedies at law available to the other in the event of any default or threatened default by the other in the performance of or compliance with any of the terms of this Agreement are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of this Agreement or by an injunction against a violation of any of the terms hereof or otherwise.

        4.    Notices.    All notices and other communications under this Agreement shall be in writing and shall be delivered, or mailed by registered or certified mail, return receipt requested, by a nationally recognized overnight courier, postage prepaid, addressed to:

  If to Yahoo!:

    Yahoo! Inc.
    701 First Avenue
    Sunnyvale, California 94809
    ATTN: Chief Executive Officer
    Fax: 408.349.2201
    ATTN: General Counsel
    Fax: 408.349.6208

    With a copy to:

    Kenton J. King
    Skadden, Arps, Slate, Meagher and Flom LLP
    525 University Avenue
    Suite 1100
    Palo Alto, California 94301
    Fax: 650.470.4570

  If to SOFTBANK:

    Steven J. Murray
    SOFTBANK Inc.
    1188 Centre Street
    Newton Center, Massachusetts 02459
    Fax: 617 928 9301

    With a copy to:

    John L. Savva
    Sullivan & Cromwell
    1870 Embarcadero Road
    Palo Alto, California 94303
    Fax: 650 461 5700

        5.    Amendment or Waiver.    Any term of this Agreement may be amended or waived with the written consent of the parties hereto.

        6.    Assignment of Rights; No Third Party Beneficiaries.    Neither party hereto may assign any rights or delegate any obligations hereunder to any other person or entity without the prior written consent of the other, except that, (i) in connection with any transfer of shares of Yahoo! Common Stock permitted under clause (B) or (C) of Section 2.2, SOFTBANK (and its successors and permitted assigns) shall transfer the rights and delegate the obligations hereunder with respect to such shares to such transferee (and upon the assumption of such obligations by the transferee in writing for the benefit of Yahoo! SOFTBANK shall thereupon automatically be released from its obligations hereunder with respect to such shares) and (ii) either party may transfer its rights and delegate its obligations hereunder to the surviving entity in a merger or consolidation of such party with or into any other entity. Any purported assignment except as permitted by the immediately preceding sentence shall be void. This agreement is not enforceable by or for the benefit of, and shall create no obligation to, any person or entity other than the parties hereto and their permitted successors, assigns and legal representatives.

        7.    Descriptive Headings.    The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

        8.    Severability.    In the event that one or more of the provisions of this Agreement should for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

        9.    Governing Law.    This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the state of Delaware, without regard to principles of conflict of laws.

        IN WITNESS WHEREOF, the parties hereto have executed the Consent and Resale Agreement as of the date set forth in the first paragraph hereof.

YAHOO! INC.
By:	/s/ Jerry Yang
Name:	Jerry Yang
Title:	Co-Founder—Chief Yahoo!
SOFTBANK CORP.
By:	/s/ Masayoshi Son
Name:
Title:

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  EXHIBIT 10.40
CONSENT AND RESALE AGREEMENT
Recitals
Agreement